EXHIBIT 8.1(d)
Amendment No. 8 to Fund Participation Agreement
(Institutional Shares)
     This Amendment to the Fund Participation Agreement (“Agreement”) between Janus Aspen Series (the “Trust”), Janus Capital Management LLC (formerly Janus Capital Corporation) (the “Adviser”) and Zurich American Life Insurance Company (formerly Kemper Investors Life Insurance Company) (the “Company”) dated July 24, 1995 is effective this 1st day of May, 2011. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.
     WHEREAS, the Trust and the Company desire to distribute the prospectuses of the series within the Trust pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498”); and
     WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws.
     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:
1.	For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.	The Trust shall provide the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Agreement requires that the Trust provide the Company with Statutory Prospectuses. If the Trust makes any changes to the Summary Prospectus by way of a filing pursuant to Rule 497 under the Securities Act of 1933, the Trust shall provide the Company with a revised Summary Prospectus.

3.	The Trust and/or the Adviser or its affiliates shall be responsible for compliance with Rule 498(e).

4.	The Trust and Adviser each represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Trust and its series. The Trust further represents and warrants that it has reasonable and appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

5.	The Trust and Adviser each agrees that the URL indicated on each Summary Prospectus will lead Company contract owners (“Contract Owners”) directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Trust and series’ documents required to be posted in compliance with Rule 498. The Trust shall promptly post notification on the applicable web page of any interruptions in availability of this web page and will promptly notify the Company of any interruptions that exist or are expected to exist for more than 48 hours, excluding weekends or holidays, as specified in the Trust’s policies and procedures with regard to Rule 498(e). The Trust and Adviser each agrees that the web landing page used for hosting Summary Prospectuses will not contain any non-Janus related content, and that the landing page will contain current Summary Prospectuses, Statutory Prospectuses, Statements of Additional Information, and Annual and Semi-Annual Reports for the Portfolios.

6.	The Trust and Adviser represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(i) involving Contract Owner requests for additional Trust documents made directly to the Trust, Adviser or one of their affiliates. The Trust and Adviser further represent and warrant that any information obtained about Contract Owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Trust documents or to comply with applicable law or a request from a governmental or regulatory body.

7.	The Company represents and warrants that it will respond to requests for additional Trust documents made by Contract Owners directly to the Company or one of its affiliates.

8.	Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses for which the Company is responsible will be done in compliance with Rule 498.

9.	At the Company’s request, Adviser and/or the Trust will provide the Company with URLs to the current Trust and series’ documents for use with Company’s electronic delivery of Trust documents or on the Company’s website. Adviser and/or the Trust will be responsible for ensuring the integrity of the URLs and for maintaining the Trust and series’ current documents on the website to which such URLs originally navigate.

10.	If the Trust determines that it will end its use of the Summary Prospectus delivery option, the Trust and/or Adviser will provide the Company with at least 60 days’ advance notice of its intent.

11.	The parties agree that all other provisions of the Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

12.	The parties agree that the Company is not required to distribute Summary Prospectuses to Contract Owners, but rather that the use of the Summary Prospectuses will be at the discretion of the Company. The Company agrees that it will give Adviser and the Trust sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer as of the date first written above.
ZURICH AMERICAN LIFE INSURANCE COMPANY
(formerly known as KEMPER INVESTORS LIFE INSURANCE COMPANY)

By:
Name:	Richard W. Grilli
Title:	Chief Operating Officer and Senior Vice President
JANUS ASPEN SERIES

By:
Name:	Stephanie Grauerholz
Title:	Vice President
JANUS CAPITAL MANAGEMENT LLC
(formerly known as JANUS CAPITAL CORPORATION)

By:
Name:	Russell P. Shipman
Title:	Senior Vice President